Exhibit 99.1

                Geron Announces Direct Equity Issuance

    MENLO PARK, Calif.--(BUSINESS WIRE)--Dec. 14, 2006--Geron
Corporation (Nasdaq:GERN) today announced that it has entered into a definitive agreement to sell common stock to institutional investors at $8.00 per share, for gross proceeds of $40.0 million.

    In connection with the sale, the company will issue warrants with a 75-day exercise period to purchase an additional $15.0 million of common stock at the same price per share, and longer term warrants, exercisable after 180 days, to purchase 3.0 million shares at a premium.

    "In 2007, we will fund multiple trials of our telomerase inhibitor drug, GRN163L, and we anticipate initiating a clinical trial for our cancer vaccine," said David Greenwood, Geron's executive vice president and chief financial officer. "We are also on a path to a regulatory filing and clinical trial for TAT0002, our telomerase activator drug, for patients with HIV/AIDS. Finally, we expect to file an IND to treat spinal cord injury using therapeutic cells derived from human embryonic stem cells. We want to maintain a strong balance sheet as we progress to and through these and potentially other trials."

    The shares were offered through a prospectus supplement to the company's effective universal shelf registration statement. The company arranged the financing directly with the investors.

    Geron is a biopharmaceutical company focused on developing and commercializing products predicated on three proprietary technologies: therapeutics for oncology that target telomerase; drugs that activate telomerase in tissues impacted by senescence, injury or degenerative disease; and cell-based therapies derived from human embryonic stem cells for applications in multiple chronic diseases. For more information, visit www.geron.com.

    This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements regarding future progress of the company's products involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, need for regulatory approvals or clearances and the maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the quarterly report on Form 10-Q for the quarter ended September 30, 2006.

    CONTACT: Geron Corporation
             David L. Greenwood, 650-473-7765
             (Chief Financial Officer)
             info@geron.com
             or
             Noonan Russo
             David Schull, 858-546-4810 (Media)
             david.schull@eurorscg.com
             Matthew Haines, 212-845-4235 (Investors) matthew.haines@eurorscg.com